EXHIBIT 10.2

The Boston Beer Company, Inc.

February 23, 2024

Michael Spillane

Dear Michael:

I am pleased to confirm our proposal for you to assume the role of President and Chief Executive Officer of The Boston Beer Company, Inc., a Massachusetts corporation (the “Company”).

Your employment will be subject to the terms and conditions set forth in this offer, which override anything discussed during our prior discussions:

•
Position. It is expected that you will join the Company as a full-time employee on March 4, 2024 and will officially become President and Chief Executive Officer of the Company and President of each of the Company’s various subsidiaries on April 1, 2024. As noted further below, your employment will be as an “at-will” employee, subject to termination at any time by the Board, and will be subject to the terms and conditions set forth in this offer.
•
Duties and Required Commitments. In your capacity as President and CEO, you will perform duties and responsibilities that are commensurate with that position and such other duties commensurate with such position as may be assigned to you from time to time by the Board. You will report directly to the Board. You will also serve as a member of the Board, as a Class B Director, for no additional compensation. You agree to devote your full business time, attention, and best efforts to the performance of your duties and to the furtherance of the Company’s interests. Notwithstanding the foregoing, nothing in this offer shall preclude you from devoting reasonable periods of time to charitable and community activities, managing personal investment assets, and, subject to Board approval, serving on boards of other companies (public or private) not in competition with the Company, provided that none of these activities interferes with the performance of your duties to the Company or creates a conflict of interest. In addition, as more fully reflected in your Restrictive Covenant Agreement, as noted below, we require that you undertake not to compete with the Company for a period of time following the termination of your employment.
•
Location. Your principal place of employment will be at our corporate headquarters in Boston, Massachusetts, subject to business travel as needed to properly fulfill your employment duties and responsibilities. We will require you to relocate to Boston within six (6) months of your start date, and to be available to work at our headquarters on a full-time basis during the time period prior to relocation.
•
Base Annual Salary. Your base salary will be at the annual rate of Eight Hundred and Sixty-One Thousand and 00/100 Dollars ($861,000.00). Your salary shall be payable in bi-weekly installments, subject to applicable payroll and withholding taxes.

EXHIBIT 10.2

•
Signing Bonus. One Million Six Hundred Thousand and 00/100 Dollars ($1,600,000.00), inclusive of relocation expenses, subject to applicable payroll and withholding taxes, payable in one installment in your first paycheck after you commence fulltime employment.
•
Annual Bonus. You will be eligible for an annual bonus for the Company’s performance in Fiscal Year 2024, payable in Q1 2025, and for annual bonuses in subsequent years. Bonus opportunities and performance criteria are set annually by the Compensation Committee of the Board. The performance criteria for Fiscal Year 2024 will be as approved by the Compensation Committee at its February 15, 2024 meeting. Your annual bonus will be wholly contingent on the Company’s performance against these criteria. You must be employed on December 31, 2024 to receive the bonus. Your bonus potential (target bonus) for Fiscal Year 2024 will be 120% of your full-year base annual salary and you will be eligible to receive a full-year (not prorated) bonus.
•
Equity Grants. You will be granted initial LTE grants with a value of $5,000,000, of which 60% will be in the form of time-based Non-Qualified Stock Options and 40% in the form of performance-based RSUs. The performance-related vesting criteria will be as was determined by the Compensation Committee at its February 16, 2024 meeting and approved by the full Board of Directors at the Board’s February 16, 2024 meeting. These grants will be effective on April 1, 2024. The time-based Stock Options will vest over four years, 50% on the second anniversary of the grant and 25% each on the third and fourth anniversaries. If the performance-related vesting criteria are met, the performance-based RSUs will vest on March 1, 2027. Going forward, you will generally be granted annually a combination of options and/or RSUs in similar proportion and vesting schedule as for the Leadership team.
•
Performance and Compensation Review. Your performance will be formally reviewed on an annual basis by the independent members of the Board, and any adjustment to compensation will require approval of the Compensation Committee. You will be first eligible for an adjustment for Fiscal Year 2025.
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Paid Time Off (PTO) Under separate cover we will forward our PTO policy. You will begin accruing PTO immediately.
•
Benefits. You will be eligible to participate in the Company’s medical, dental, and vision programs upon your first day of employment with us. You will be eligible to participate in our 401(k) plan at the beginning of the month following your start date. Under separate cover we will forward our 2024 Benefits Guide, which is a detailed description of our benefits package and payroll information for 2024.
•
Restrictive Covenant Agreement. You will be required to execute a Restrictive Covenant Agreement, consistent with such agreements as have been signed by other members of our executive team and as is consistent with the current provisions of Massachusetts law. The Agreement includes, among other provisions, an agreement to protect the Company’s proprietary and confidential information and a covenant not to compete. Commencement of your employment is contingent on your signing the Restrictive Covenant Agreement prior to your start date.

EXHIBIT 10.2

•
At-Will Employment. Your employment is, and will at all times remain, at will, meaning that you or the Company may terminate your employment at any time, with or without cause, for any reason or for no reason. By accepting employment, you confirm that you understand your at-will status. Notwithstanding the foregoing, in the event that the Company terminates your employment without Cause (as defined under your Restrictive Covenant Agreement), the Company will pay you, on the effective termination date, an amount equal to your base salary, as then in effect, less all applicable payroll and withholding taxes.
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Section 409A. This offer is intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A.
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Disclosure. As a Director of the Company, you are already aware, but please note, that as the President and CEO of a publicly-traded company, your compensation, equity grants, and biographical information will need to be disclosed publicly in our annual Proxy Statement and other public documents filed with the Securities and Exchange Commission and the New York Stock Exchange. Additionally, your holdings in Company stock as of your start date will need to be reported to the SEC, as will all transactions in Company stock following that date. Associate General Counsel & Corporate Secretary Mike Andrews will be contacting you prior to your start date to fill out an updated Directors & Officers Questionnaire, which will inquire about your professional biography, other public directorships, stock holdings, and any potential related party transactions.
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Company Policies. All employees are expected to abide by our Code of Business Conduct and Ethics, Corporate Governance Guidelines, and our Insider Trading Policy (copies of which are enclosed), and such other policies as may be adopted from time to time by the Company. The Company has also established certain policies that are applicable to Directors and Executive Officers, such as our Executive Compensation Recovery (Clawback) Policy, Ban on Hedging and Pledging Stock, and Stock Ownership and Retention Guidelines, copies of which are attached.
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Representations. You represent that you are able to accept this position and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation, or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.

EXHIBIT 10.2

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Legal Fees. The Company will reimburse you for the legal fees incurred by you in connection with this Offer Letter and the Restrictive Covenant Agreement.
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Governing Law. This offer shall be governed by the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles.
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Contingencies. This offer is contingent on completion to the Board’s satisfaction of the Company’s customary background checks and formal ratification and approval by the Board and its Compensation Committee at their respective February meetings.

If you are in agreement, kindly so indicate by countersigning this offer. I look forward to working with you as together we grow the Company.

Best regards,

/s/ Jim Koch
Jim Koch
Founder, Brewer, and Chairman of the Board

Accepted and Agreed:

/s/ Michael Spillane
Michael Spillane

EXHIBIT 10.2

The Boston Beer Company, Inc.

Executive Employee Restrictive Covenant Agreement

This Executive Employee Restrictive Covenant Agreement is being entered into by and between The Boston Beer Company, Inc., a Massachusetts corporation with its principal place of business at One Design Center Place, Suite 850, Massachusetts 02210, for itself and on behalf of all of its subsidiaries and affiliates, (collectively, the “Company”), on the one hand, and Michael Spillane, who is joining the Company as its President and Chief Executive Officer (“you”), on the other, effective as of the date (the "Effective Date") on which you so join the Company, in accordance with the letter agreement dated February 23, 2024, entered into between you and the Company (the “Offer Letter”).

The Company is engaged in the business of producing and selling high quality craft beers, hard ciders and flavored malt beverages (the “Products”), which are sold throughout the United States and in some other countries (the “Territory”). Many of the formulas, recipes, processes, techniques, methods and technology used by the Company to produce, market and sell the Products are proprietary and valuable assets of the Company. As the Chief Executive Officer of the Company, you will have access to the valuable Proprietary Information of the Company (as defined below), in order to perform your duties for the Company. To protect this valuable Proprietary Information and the goodwill that the Company has built with its customers, it is necessary to set forth in this Agreement certain restrictions on the use and/or disclosure of this Proprietary Information and your trading upon the Company's goodwill, and thus to restrict your post-employment, competitive activities after you leave the Company’s employ. That is the purpose of this Agreement.

In consideration of the Company's commitments to you under the Offer Letter, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you hereby agree with the Company as follows:

1.
Proprietary Information. You hereby acknowledge that the techniques, recipes, formulas, programs, processes, methods, technology, designs and production, distribution, business and marketing plans, business methods and manuals, sales techniques and strategies, financial data, training methods and materials, pricing programs, customer information, contracts or other arrangements, and any other information of value to the Company that is not generally known to the public or the Company’s competitors (collectively, “Proprietary Information”), including any such information developed by you during the course of your employment with the Company, are of a confidential and secret character, of great value and propriety to the Company. The Company shall give or continue to give you access to the foregoing categories of Proprietary Information as appropriate and necessary to your job duties, so long as you continue to provide services to the Company, and shall permit you to work thereon and become familiar therewith to whatever extent the Company in its sole discretion determines. You agree that, without the prior written consent of the Company, you will not, during your employment with the Company or at any time thereafter, except in the performance of your duties for the Company, directly or indirectly, divulge to anyone or use to your benefit or to the benefit of any other person or entity, any Proprietary Information, unless such Proprietary Information shall be in the public domain in a reasonably integrated form through no fault of you. You further agree (i) to take all reasonable precautions to protect from loss or disclosure all documents supplied to you by the Company and all documents, notebooks, materials and other data relating to any work performed by you or others relating to or containing the Proprietary Information, (ii) not to make any copies of any of these documents, notebooks, materials and data, without the prior written permission of the Company, and (iii) upon termination for whatever reason of your employment with the Company, to deliver these documents, notebooks, materials and data

EXHIBIT 10.2

forthwith to the Company, and to delete any copies of electronic information that may remain in your possession after the provision of copies thereof to the Company. Proprietary Information includes information in hard copy and electronic formats. The non-use and non-disclosure restrictions set forth herein apply to any and all forms of information transmittal, including transmittal through any and all forms of social media.
2.
Covenant Not-to-Compete.
(a)
During the period commencing on the Effective Date and continuing until the expiration of twelve (12) months after you cease to be an employee of the Company, unless your employment with the Company was terminated by the Company without Cause (the “Restriction Period”), you will not, without the prior written consent of the Company, which consent the Company may grant or withhold in its sole discretion, except that the Company will not unreasonably withhold or delay such consent with respect to the Carve-Out Activities set forth below, provided you reaffirm at the time your obligations under Section 1 of this Agreement, directly or indirectly, for your own account or the account of others, as an employee, consultant, partner, officer, director or stockholder (other than a holder of less than five percent (5%) of the issued and outstanding stock or other equity securities of an issuer whose securities are publicly traded), or in any other capacity, provide services to any person or business engaged in the manufacture and distribution of beverage alcohol in the Territory, whether or not such person or business competes directly with the Company.
(b)
Investing in or providing services to the following businesses shall constitute the "Carve-Out Activities" for which the Company will not unreasonably withhold or delay its consent:
(i)
Sellers of beverage alcohol at retail, including bars and taverns, restaurants and hotels, and other sellers of beverage alcohol for on-premise consumption and, for purpose of clarity, including an independent “brew pub” or other producer of malt beverages and/or hard ciders where 75% or more of its production is consumed on its own premises and none of its investors, consultants or licensors is otherwise a manufacturer of malt beverages and/or hard ciders;
(ii)
Manufacturers of beverage alcohol products whose only products are spirits or wine; provided that, if you become involved in any fashion with such an entity and subsequently become aware that such entity has begun internal discussions concerning engaging in the manufacture or distribution of any beers, hard ciders or flavored malt beverages, you will refrain from participating in any such discussions and promptly inform the Company of the fact that such internal discussions have begun, and your continued service at or investment in such entity shall require the Company’s written approval;
(iii)
Businesses operating solely outside of the United States, provided any such business in which you might propose to invest or to which you might propose to provide services confirms to the Company that it has no intention or plans to enter the United States market with any beers, hard ciders or flavored malt beverages.

You acknowledge that the foregoing restrictions are fair and reasonable, given your position with the Company, and that your involvement in any proscribed activity would result in, or constitute a substantial risk of, damage or injury to the legitimate business interests of the Company. The restriction set forth in this Section (and in paragraph 1) shall apply regardless of the reason for your departure from the Company, and regardless of whether you or the Company initiated such departure; provided that the Company provides you with all of the benefits and payments to which you are entitled under the Offer

EXHIBIT 10.2

Letter. You acknowledge that you have read and you understand this provision, and that you have agreed to it knowingly and voluntarily, in order to obtain the benefits provided to you by the Company.

For purposes of this Section 2, the term “Cause” shall have the meaning ascribed to it on Exhibit A.

You and the Company also agree that the Company’s commitment under the Offer Letter to pay you a signing bonus and make long term incentive grants represents valuable, mutually-agreed upon consideration that Executive and the Company intend supports the non-competition provisions set forth in Section 4.5, consistent with the provisions of M.G.L., Chapter 149, Section 24L, Clause (vii).

3.
Non-Solicitation and Non-Interference. You also agree that, during the Restriction Period, you will not directly or indirectly through another person or entity (i) directly or indirectly induce or attempt to induce any employee, agent or independent contractor of the Company to leave the employ or service of the Company, or to otherwise cease, diminish or adversely modify his, your or its relationship with the Company, (ii) hire any person who was an employee, agent or contractor of the Company at any time within the twelve (12)-month period prior to the date of such hiring, (iii) directly or indirectly induce or attempt to induce any customer, client, supplier, partner, reseller, vendor, independent contractor, distributor, licensee, licensor, franchisee or other business relation of the Company to cease doing business with the Company, or in any way interfere with, or adversely alter in any way the relationship between any such customer, client, supplier, partner, reseller, vendor, independent contractor, distributor, licensee, licensor, franchisee or other business relation and the Company, including, but not limited to, by directly or indirectly calling upon, soliciting or attempting to solicit any client or prospective client (of whom you are aware that the Company has targeted or undertaken efforts to solicit or transact business) of the Company.
4.
Remedy for Breach. You expressly recognize that any breach or threatened breach of this Agreement by you will result in irreparable injury to the Company and agree that, in addition to any other rights or remedies which the Company may have, the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction either in law or in equity, to obtain damages for any breach of this Agreement; to enforce the specific performance of this Agreement by you; and to enjoin you from activities in violation of this Agreement. In any such action, the Company shall be entitled to recover the costs and attorney’s fees incurred by it in such action.
5.
Entire Agreement; Modification. This instrument and the Offer Letter contain the entire agreement between the Company and you with respect to the subject matter contained herein, superseding any and all prior agreements that restrict your activities while you are an employee of the Company and thereafter, and may be altered, amended or superseded only by an agreement in writing, signed by both parties. No action or course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms and conditions of this Agreement or of such terms and conditions on any other occasion.
6.
Severability. You and the Company hereby expressly agree that the provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any provision or covenant herein contained is overbroad or invalid, in whole or in part, in any manner, the remaining provisions shall remain in full force and effect and any such provision or covenant shall nevertheless be enforceable to the maximum extent permitted by such Court.

EXHIBIT 10.2

7.
Binding Effect; Benefit. This Agreement shall be binding upon you and upon you and your administrators, executors, heirs, successors and assigns and shall inure to the benefit of the Company and its affiliates and subsidiaries and its and their respective successors and assigns.
8.
Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered and have the force and effect of an original.
9.
Governing Law. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts. Any dispute between you and the Company shall be litigated exclusively in the state or federal courts of The Commonwealth of Massachusetts, to whose jurisdiction you hereby agree to submit. This Agreement shall be considered a sealed instrument under Massachusetts law.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf and the undersigned has hereunto set his hand and seal in Boston, Massachusetts, all as of the date set forth below.

THE BOSTON BEER COMPANY, INC.

By:	/s/ Jim Koch
C. James Koch, Chairman

/s/ Michael Spillane
Michael Spillane

Dated: February 23, 2024

EXHIBIT 10.2

Exhibit A

“Cause”

“Cause” shall mean: (i) engaging in knowing and intentional illegal conduct that was or is materially injurious to the Company or its affiliates; (ii) violating a federal or state law or regulation applicable to the Company’s business, which violation was or is reasonably likely to be injurious to the Company; (iii) being convicted of, or entering a plea of nolo contendere to, a felony or committing any act of moral turpitude, dishonesty, or fraud against the Company, or (iv) the material misappropriation of property belonging to the Company or its affiliates.